Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Redbox Entertainment Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)
Fees Previously Paid	Equity	Class A common stock, par value $0.0001 per share(2)	Other	43,359,739	$11.55(3)	$500,804,986	.0000927	46,425
	Equity	Class A common stock, par value $0.0001 per share(6)	Other	16,843,750	$11.50(7)	$193,703,125	.0000927	17,957
	Equity	Warrants(4)	Other	6,062,500	-(5)	-	-	-
	Total Offering Amounts					$694,508,111
	Total Fees Previously Paid							$64,382
	Total Fee Offsets							—
	Net Fee Due							$0

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is also registering an indeterminate number of additional shares of Class A common stock, par value $0.0001 per share (“Class A common stock”), that may become issuable to prevent dilution as a result of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	Consists of the following: (i) 5,000,000 shares of Class A common stock issued in connection with the PIPE Investment, (ii) 3,593,750 shares of Class A common stock issued to the Sponsor upon conversion of its Founder Shares, (iii) 1,995,989 shares of Class A common stock issued pursuant to the Backstop Agreements and (iv) 32,770,000 shares of Class A common stock underlying an equal number of shares of Class B common stock, par value $0.0001 per share, issued in connection with the Business Combination.
(3)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and based on the average of the high and low sales price per share of the registrant’s Class A common stock on the Nasdaq Global Market on November 26, 2021.
(4)	Consists of 6,062,500 Private Placement Warrants.
(5)	In accordance with Rule 457(i) under the Securities Act, the entire registration fee for the Private Placement Warrants is allocated to the shares of Class A common stock underlying the Private Placement Warrants, and no separate fee is payable for the Private Placement Warrants.
(6)	Consists of (i) 6,062,500 shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and (ii) 10,781,250 shares of Class A common stock issuable upon the exercise of the Public Warrants.
(7)	Calculated pursuant to Rule 457(g) under the Securities Act, based on the exercise price of the warrants ($11.50).